Exhibit 99.1

March 30, 2023

Liberty Media Announces Formula One Group Investor Q&A Session Webcast

Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will webcast a Formula One Group Q&A Session on Thursday, April 13, 2023 beginning at 5:00 p.m. ET. Liberty Media and F1 management will be available to answer questions. During the Q&A session, observations may be made regarding the company’s financial performance and outlook, as well as other forward looking matters.

Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investor@libertymedia.com with the subject “Formula One Group Investor Question” by 5:00 p.m. ET on Thursday, April 6, 2023.

The event will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at https://www.libertymedia.com/investors/news-events/ir-calendar to register for the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432